Exhibit 9.1

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C.  20549
Ladies and Gentleman:
We have read the statements under the heading “Experts” in the Offering Statement on Form 1-A (Amendment No. 6) of Soliton, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements that relate to Marcum LLP made by the Company in the Form 1-A (Amendment No. 6).
Sincerely,
/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
November 6, 2018